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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
MarkWest Energy GP, L.L.C.:

        We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-138744 and No. 333-142358), Post Effective Amendment No. 4 on Form S-3 (No. 333-133439), and on Form S-8 (No. 333-91120) of MarkWest Energy Partners, L.P. of our report dated June 17, 2005, with respect to the consolidated statements of operations, comprehensive income, changes in capital and cash flows of MarkWest Energy Partners, L.P. for the year ended December 31, 2004, which report appears in the December 31, 2006, annual report on Form 10-K/A of MarkWest Energy Partners, L.P.

/s/ KPMG LLP

Denver, Colorado
November 2, 2007

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM